Exhibit 99.1

Jerash Reports 36% Revenue Growth in Fiscal Third Quarter

GAAP EPS $0.63 Through First 9 Months

New Customers, Capacity Expansion Drive Revenue and Net Income Growth

Fairfield, New Jersey – February 13, 2020 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company” or “Jerash”), a producer of high-quality textile goods for leading global brands, today reported results for its fiscal 2020 third quarter, ended December 31, 2019.

Third Quarter Fiscal 2020 and Recent Highlights

•	Reported $25.4 million third quarter revenue, an increase of 36.2% year-over-year, driven by increased customer order volumes and the addition of new customers;
•	Generated quarterly gross margin of 19.3%, up from 17.1% in the prior-year third quarter, as volume and mix continue to improve, in spite of the ongoing absorption of ramp-up costs for the acquired Paramount facility (“Paramount”);
•	Reported GAAP net income of $2.1 million, or $0.18 per diluted share, compared with net income of $1.6 million, or $0.14 per diluted share in the prior year quarter;
•	Year-to-date Jerash reported $78.6 million in revenue, 21.3% gross margin and $0.63 GAAP EPS, compared with GAAP EPS of $0.47 through the first nine months of fiscal 2019;
•	Paramount ramp progressed with over 750 employees now trained and production expected to continue scaling through the remainder of Fiscal 2020; and
•	On track to achieve an anticipated 8.0 million pieces in annual capacity with the Paramount factory assets expected to begin contributing to profitability in the fourth quarter of fiscal 2020.

Management Commentary

Sam Choi, Chairman and Chief Executive Officer, stated: “The quarter represented our second year in a row with substantial fiscal third quarter revenue gains as we work to expand second half production and fully utilize our factory capabilities on a year-round basis. In addition to 36% revenue growth, we also increased gross margins due to improved warmer season product mix, helping drive $0.18 per share in GAAP net income for the quarter, and $0.63 per share year-to-date.

“We continue to execute on new customer orders as well as deliver increased volumes to existing customers as Jerash is increasingly recognized for its tariff-advantaged, high-quality global production capabilities. Our 23% capacity expansion via the Paramount asset acquisition is progressing well, with the second wave of new workers now in training. We expect Paramount to be fully staffed by fiscal year end, driving our total annual production capabilities to more than 8 million pieces per year, which we expect to be fully booked going forward. Additionally, we have secured land in Jordan for both dormitory and factory construction to begin in calendar 2020 to ensure we continue to meet the expected rising customer demand in the future.”

Fiscal 2020 Third Quarter Financial Results

For the third fiscal quarter of 2020, Jerash reported total revenue of $25.4 million, an increase of $6.8 million or 36.2% from $18.7 million in the same period in fiscal 2019. The increase in fiscal third quarter sales reflected higher volumes sold to both existing and new customers, as well as increased utilization of the Company’s manufacturing capacity in the second fiscal half as the company continues to deliver on its goal of maximizing factory capacity on a year-round basis.

The Company continued its training and production ramp programs at its acquired Paramount assets, which is expected to result in total annual production capabilities for more than 8.0 million pieces by end of the fiscal year, a 23% capacity increase. Sales to new customers accounted for 7% of fiscal third quarter revenue, with additional capacity demand from those new accounts.

Gross margin in the quarter was 19.3%, compared with 17.1% in the fiscal 2019 third quarter. The year-over-year change in gross margin reflected increased utilization and order activity. Prior year gross margin was reduced by investment in new category programs to expand business with key customers, which contributed to revenue and net income gains in the current year third quarter. Gross margins in the current year were lowered by continued higher average costs associated with the startup of the Paramount facility. Year-to-date gross margin was approximately 21.3% as the company continues to diversify orders and improve efficiency of new customer orders and new production categories.

Operating expenses for the fiscal 2020 third quarter were $2.6 million, compared with $2.2 million in fiscal 2019 and $3.1 million in the preceding quarter. Operating expenses included additional headcount costs related to Paramount staffing and expansion in the Company’s Asia based sales and marketing and support teams to continue driving customer relationship growth.

Operating income for the fiscal 2020 third quarter was $2.3 million, compared with operating income of $1.0 million in the third quarter of fiscal 2019. The sequential increase reflects the growth in total sales, improved gross margin and increased operating efficiency as Jerash increases its total production capacity and ramps its warm season production volume across its facilities.

GAAP net income for the third fiscal quarter of 2020 was $2.1 million, or $0.18 per diluted share, based on approximately 11.5 million diluted shares outstanding.

“The third quarter results demonstrated meaningful improvement in all of our key operating and profit metrics as we continue to scale production and increase efficiency for both the additional workforce and the new products added to expand our second half factory utilization,” said Gilbert Lee, Chief Financial Officer. “Jerash made a number of investments last year to launch additional categories and expand production capacity, which have had a short-term impact to gross margin. Those investments are generating returns this year, as anticipated, with higher revenue and increased profit. We continue to scale our production volumes ahead and look forward to additional contribution from the Paramount assets in the current fiscal quarter and throughout Fiscal 2021.”

Balance Sheet, Cash Flow and Dividends

Cash and restricted cash at December 31, 2019 was $27.8 million, inventory was $14.1 million, primarily comprised of fabric, work in progress and finished garments, and accounts receivable were $10.0 million. Jerash approved payment of a regular quarterly dividend of 5 cents per share on the Company’s common stock on or about February 26, 2020, to shareholders of record on February 19, 2020. Year-to-date, the company has invested $2.2 million into the purchases of the Paramount manufacturing assets and land property to further expand its production facilities and worker dormitories as part of its multi-year facilities expansion plan.

Outlook

For fiscal 2020, Jerash adjusted its outlook, which includes revenue growth through both expanding business with existing customers and the addition of new customers. Total revenues for fiscal 2020 are projected to be approximately $95 million, representing what is expected to be approximately 12% organic growth over fiscal 2019.

Conference Call

The Company will conduct a conference call and webcast to review its fiscal third quarter 2020 results on Thursday, February 13, 2020, at 9:00 a.m. ET. Interested parties in the United States can access the live call by dialing 844-407-9500; interested parties outside the United States can access the call by dialing +1-862-298-0850. Callers should dial in at least 5 minutes prior to the call start time. A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com. A replay of the conference call will be available until February 20, 2020, by calling +1-919-882-2331 and entering conference ID number 58803.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. (Nasdaq: JRSH) is a manufacturer utilized by many well-known brands and retailers, such as Walmart, Costco, Hanes, Columbia, VF Corporation (which owns brands such as The North Face, Timberland, JanSport, etc.), and PVH Corp. (which owns brands such as Calvin Klein, Tommy Hilfiger, IZOD, etc.). Its production facilities are currently made up of four factory units and three warehouses and it currently employs approximately 3,900 people. The total annual capacity at its facilities was approximately 8.0 million pieces as of the end of calendar year 2019. Additional information is available at http://www.jerashholdings.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements reflect Jerash’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

Matt Kreps, Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com

JERASH HOLIDINGS (US), INC.,

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2019	2019
	(Unaudited)
ASSETS
Current Assets:
Cash	$26,971,805	$27,182,158
Accounts receivable	10,003,638	4,020,369
Inventories	14,132,051	21,074,243
Prepaid expenses and other current assets	3,288,455	2,630,727
Advance to suppliers	4,948,507	443,395
Total Current Assets	59,344,456	55,350,892

Restricted cash	796,876	652,310
Long-term deposits	-	810,172
Deferred tax assets	81,344	81,461
Property, plant and equipment, net	5,656,822	2,356,262
Right of use assets	1,262,633	-
Total Assets	$67,142,131	$59,251,097

LIABILITIES AND EQUITY

Current Liabilities:
Credit facilities	$40,719	$648,711
Accounts payable	4,673,971	3,378,258
Accrued expenses	2,067,515	1,539,147
Income tax payable	999,792	1,164,238
Other payables	1,193,918	855,527
Operating lease liabilities – current	257,832	-
Total Current Liabilities	9,233,747	7,585,881

Operating lease liabilities – non-current	665,602	-
Income tax payable – non-current	1,269,503	1,403,087
Total Liabilities	11,168,852	8,988,968

Commitments and Contingencies

Equity:
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value; 30,000,000 shares authorized; 11,325,000 shares issued and outstanding	11,325	11,325
Additional paid-in capital	15,150,722	14,956,767
Statutory reserve	212,739	212,739
Retained earnings	40,303,489	34,786,735
Accumulated other comprehensive loss	(9,988)	(14,440)
Total Stockholder's Equity	55,668,287	49,953,126

Noncontrolling interest	304,992	309,003
Total Equity	55,973,279	50,262,129

Total Liabilities and Equity	$67,142,131	$59,251,097

JERASH HOLDINGS (US), INC.,

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2019	2018	2019	2018
Revenue, net	$25,446,708	$18,677,164	$78,585,152	$70,504,646
Cost of goods sold	20,532,888	15,477,534	61,856,272	54,296,244
Gross Profit	4,913,820	3,199,630	16,728,880	16,208,402

Selling, general and administrative expenses	2,590,659	2,173,022	8,134,261	6,250,104
Stock-based compensation expenses	-	-	193,955	3,399,934
Total Operating Expenses	2,590,659	2,173,022	8,328,216	9,650,038

Income from Operations	2,323,161	1,026,608	8,400,664	6,558,364

Other Income (Expense):
Other Income (expense), net	5,913	20,885	(3,679)	19,633
Total other income (expense), net	5,913	20,885	(3,679)	19,633

Net Income before provision for income tax	2,329,074	1,047,493	8,396,985	6,577,997

Income tax expense (benefit)	255,805	(578,000)	1,185,492	1,251,000

Net income	2,073,269	1,625,493	7,211,493	5,326,997

Net loss attributable to noncontrolling interest	-	721	4,011	746

Net income attributable to Jerash Holdings (US), Inc.'s Common Stockholders	$2,073,269	$1,626,214	$7,215,504	$5,327,743

Net Income	$2,073,269	$1,625,493	$7,211,493	$5,326,997
Other Comprehensive Income:

Foreign currency translation gain	695	311	4,452	10,091

Total Comprehensive Income	2,073,964	1,625,804	7,215,945	5,337,088
Comprehensive loss income attributable to noncontrolling interest	-	720	-	592
Comprehensive Income Attributable to Jerash Holdings (US), Inc.'s Common Stockholders	$2,073,964	$1,626,524	$7,215,945	$5,337,680

Earnings Per Share Attributable to Common Stockholders:
Basic	$0.18	$0.14	$0.64	$0.48
Diluted	$0.18	$0.14	$0.63	$0.47
Weighted Average Number of Shares
Basic	11,325,000	11,325,000	11,325,000	11,158,600
Diluted	11,450,707	11,393,179	11,477,344	11,283,812